UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2018

Birner Dental Management Services, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-23367	84-1307044
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1777 S. Harrison Street, Suite 1400, Denver, CO	80210
(Address of principal executive offices)	(Zip Code)

(303) 691-0680

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2018, Birner Dental Management Services, Inc. (the “Company”) and Guaranty Bank and Trust Company (the “Bank”), entered into the Sixth Amendment to Loan and Security Agreement (“Sixth Amendment”) to the Loan and Security Agreement with the Bank, as amended (the “Credit Facility”), in conjunction with entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid-Atlantic Dental Services Holdings, LLC (“Parent”) and Bronco Acquisition, Inc. as described in a Form 8-K filed October 3, 2018. Among other things, the Sixth Amendment defers until the earlier of closing of the Merger Agreement or February 28, 2019 the payment of certain amounts that may be otherwise due under the Credit Facility consisting of “2018-2019 Required Principal Curtailments” as defined in the Sixth Amendment totaling $300,000 and potential cure payments related to failure to achieve certain financial covenants under the Credit Facility (“Cure Amounts”). Quarterly “Required Amortization Payments”, as defined in the Sixth Amendment, of $125,000 must be paid as scheduled. If the Merger Agreement terminates for any reason other than (i) the entry by the Company into a “Superior Proposal Termination” as defined in the Sixth Amendment resulting in the execution and delivery by Borrower of a “Superior Proposal Definitive Agreement” as defined in the Sixth Amendment, which will continue such deferral, or (ii) a termination in which the Company receives a “Termination Fee” (as defined in the Sixth Amendment) from Parent, the Company is required to pay the Bank the 2018-2019 Required Principal Curtailment payment, all required Cure Amounts that remain outstanding and reduce the outstanding principal balance of the revolving loans under the Credit Facility to not more than $200,000 (“Total Curtailment Payments”). If the Merger Agreement terminates and the Company receives the Termination Fee, which totals $2 million, the Company is required to pay the Bank the greater of 50% of such Termination Fee or an amount that equals the Total Curtailment Payments. Upon closing of the transactions contemplated by the Merger Agreement, the Bank will be paid in full.

The Sixth Amendment reduces the availability of the revolving loan commitment under the Credit Facility from $2 million to $1 million. The Sixth Amendment also permits the Company to pay Cure Amounts for three consecutive fiscal quarters ending June 30, 2018, September 30, 2018 and December 31, 2018. Previously, consecutive cure payments were not permitted under the Credit Facility. Any failure to fund a Cure Amount when due (other than as a result of the deferral provisions described above) will constitute an event of default under the Credit Facility.

The foregoing description of the Sixth Amendment is qualified in its entirety by reference to the full text of the Sixth Amendment, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein. Descriptions of the Merger Agreement herein are qualified in their entirety by reference to the Company’s Current Report on Form 8-K filed on October 3, 2018 and to the Merger Agreement filed as Exhibit 2.1 to such report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Sixth Amendment to Loan and Security Agreement, dated October 3, 2018, by and between Birner Dental Management Services, Inc. and Guaranty Bank and Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Birner Dental Management Services, Inc.

Date: October 3, 2018	By:	/s/ Dennis N. Genty
Dennis N. Genty
Chief Financial Officer and Secretary